Exhibit 99.2

CONSULTING AGREEMENT

     THIS AGREEMENT is made on 30 September 2002 by and among David F. Volkert, whose address is PMB #408, 6410 NW 82nd Avenue, Miami, Florida, 33166 (“Consultant”), BEAR CREEK MINING COMPANY, an Arizona corporation, whose address is 8340 N. Thornydale Rd., #110-262, Tucson, Arizona 85741 (“BCMC”) and EVEOLUTION VENTURES INC., a British Columbia company, whose address is Suite 2393 – 595 Burrard Street, Vancouver, B.C., V7X 1K8 (“EVE”).

W I T N E S S E T H:

     WHEREAS EVE has agreed to acquire all of the limited partner interests in Peru Exploration Ventures L.L.P. and the shares of its general partner, BCMC in consideration for shares of EVE (the “Qualifying Transaction”),

     WHEREAS, BCMC has retained the specialized services of Consultant and would like to continue the Consultant’s retainer after closing of the Qualifying Transaction on the terms set out herein,

     WHEREAS each of EVE and BCMC desires to appoint the Consultant as their Vice President of Exploration, subject to closing of the Qualifying Transaction, and

     WHEREAS, Consultant represents that Consultant has the required knowledge, training and expertise to fully perform the services in a manner satisfactory to EVE and BCMC.

     NOW, THEREFORE, UPON AND SUBJECT TO CLOSING OF THE QUALIFYING TRANSACTION and in consideration of the premises and the mutual covenants of this Agreement, the parties agree as follows:

     1.     Scope of Services. Consultant shall provide the services of “Vice President, Exploration” and take responsibility for managing the exploration activities of the Peruvian Branch of BCMC. Consultant will identify opportunities for acquiring interests in mineral properties using a staff and organization that the Consultant deems appropriate and necessary. Consultant will perform investigations and make recommendations to EVE for the acquisition of favorable mineral properties. Consultant will perform such geological and geochemical investigations and evaluations as he deems necessary and which BCMC may request from time to time, including participating in the supervision of geologic fieldwork performed by other contractors. Consultant shall perform all work necessary to carry out said investigations and evaluations in an efficient, professional manner and set forth the results of said investigations and evaluations and Consultant’s recommendations in reports as required by BCMC. In addition, Consultant is hereby retained by EVE and BCMC to provide services as the Vice President of Exploration of each of EVE and BCMC upon the closing of the Qualifying Transaction.

     2.     Consultant’s Work Commitment. Consultant agrees that Consultant will be available to perform work under this Agreement for a minimum average of of 20 days each month during each year, or when otherwise mutually convenient. Consultant agrees to dedicate his services to BCMC and EVE on a full-time and exclusive basis for the term of this Agreement for all consulting work undertaken in Peru.

     3.     Term. The term of this Agreement shall commence effective as of the date of closing of the Qualifying Transaction and continue for a period of 36 months thereafter unless automatically extended or terminated sooner by either party as permitted by Sections 8 and 9 of this Agreement. On each anniversary of the date of closing of the Qualifying Transaction, the term of this Agreement shall be automatically extended for one additional year unless, not less than 30 days prior to such anniversary, EVE or BCMC shall have given written notice to the Consultant that it does not wish to further extend this Agreement. If the Qualifying Transaction does not close on or before April 30, 2003 this Agreement shall terminate.

     4.     Consultant’s Fees and Expenses.

          (a)  BCMC shall pay for Consultant’s services as Vice President, Exploration of BCMC a fee of US $10,3000 per month and pay for employment benefits that are no less favourable to the Consultant than those generally given to senior officers of EVE. EVE shall pay the Consultant for his services as Vice President, Exploration of EVE options if, as and when granted from time to time by EVE in an amount commensurate with Consultant’s position and time commitment.

          (b)  BCMC or EVE, as is appropriate in the context, shall bear the costs of Consultant’s staff and organization as well as the costs of professional fees, if any, associated with completing the services set out in section 1 hereof. BCMC shall reimburse Consultant for the actual cost of all reasonable expenses incurred by Consultant with BCMC’s prior approval and in accordance with BCMC’s expense account regulations then in effect.

          (c)  Consultant’s statements for services rendered and expenses incurred shall be submitted to BCMC monthly for the preceding calendar month and shall be supported by such vouchers and other evidence as BCMC may require in order to approve the statement. To the extent approved, Consultant’s statement shall be paid within 30 days after it is received.

     5.     Confidentiality.

          (a)  All data, reports, analyses, samples, maps and other information obtained or developed by Consultant pursuant to this Agreement and all copies thereof shall be the exclusive property of BCMC, shall be promptly and fully disclosed to BCMC in writing, shall be delivered to BCMC upon completion of the work requested or upon expiration or termination of this Agreement, whichever occurs first, shall not be published, disclosed or used in any way for the benefit of Consultant, and shall be maintained in confidence by Consultant and by Consultant’s agents and employees.

          (b)  As between Consultant, BCMC and EVE, all mineral discoveries made by or with the assistance of Consultant in the course of work undertaken pursuant to this Agreement shall become and remain the sole and exclusive property of BCMC. Consultant shall not acquire, without the express written consent of BCMC, mineral concessions or any other interest in mineral rights in Peru during the term of this Agreement unless for the benefit of BCMC. Any such property or interest acquired by Consultant shall be held for the benefit of BCMC. Upon request by BCMC, Consultant shall execute, acknowledge and deliver to BCMC all instruments which it may deem necessary or desirable to enable BCMC to acquire or prosecute title to any such property. Consultant shall use his professional discretion in the use of BCMC’s name or

EVE’s name or otherwise disclosing BCMC’s interest in any area in which Consultant is performing work on behalf of BCMC. The restrictions of this Section shall remain in effect until termination of this Agreement except upon prior written waiver by BCMC, unless termination of the Agreement is for reasons of just cause in which case such restriction shall remain in effect for a period of one year after such termination and provided in any case that Consultant does not use confidential information of BCMC to acquire any properties.

          (c)  Consultant shall not use in any way, except to the extent required for the proper performance of this Agreement, and shall hold in confidence and not disclose to any person, any trade secret or confidential or proprietary information of BCMC or EVE. Any information not generally available to the public shall be considered secret and confidential for the foregoing purposes; provided, however, that any technical information which, as shown by Consultant’s written records, was lawfully in Consultant’s possession prior to such disclosure to Consultant by BCMC or EVE or which is or shall lawfully be published or become part of general knowledge from sources other than BCMC or EVE or which otherwise shall lawfully become available to Consultant from a source other than BCMC or EVE, shall not be subject to these provisions.

     6.     Independent Contractor Status. In carrying out this Agreement and in the performance of the services rendered by Consultant, Consultant is and at all times will be an independent contractor solely and directly responsible for the mode, method and manner of performing the work. BCMC shall have no direction or control as to the mode, method or manner of the performance of the work, it being concerned only with defining the work to be done and with the results accomplished.

     7.     Indemnity and Insurance. Consultant shall indemnify BCMC and EVE for and hold BCMC and EVE harmless from and against any and all damage, loss or injury or liability for a claim of damage, loss or injury to persons or property caused by or resulting from any negligent act, omission or default of Consultant.

     8.     Termination by Consultant. The Consultant shall have the right to terminate this Agreement at any time, upon giving 180 days written notice to BCMC and EVE. Any resignation of Consultant as Vice President, Exploration of the Peruvian Branch of BCMC, or as Vice President of EVE shall be deemed to be a resignation of all such positions and the termination of this Agreement, unless such resignation has been requested by BCMC or EVE, as the case may be. The termination of this Agreement pursuant to this Section shall not relieve either party of any obligation or liability accrued prior to the date of such termination.

     9.     Termination by BCMC or EVE

          (a)  In this Section 9:

               (1)  “Control Change” means any change in the effective control or direction of BCMC or EVE and includes, but is not limited to:

                    (i)  an acquisition of 20% or more of the voting rights attached to all outstanding shares of BCMC or EVE by a person or combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding; excluding an acquisition by MK Gold Limited or a combination of persons acting in concert by virtue of an agreement, arrangement, commitment or understanding with MK Gold Limited, which causes it to exceed such limit to a maximum of 30% of such voting rights; or

                    (ii)  a change in 20% or more of BCMC’s or EVE’s officers or directors, or a change which alters the effective control or direction of BCMC or EVE.

               (2)  “Event of Termination” means the occurrence of any of the following events at any time after a Control Change, without the Consultant’s written consent which event is not rectified by BCMC or EVE, as the case may be, within 30 days of occurrence:

                    (i)  a change by BCMC or EVE (other than changes that are clearly and exclusively consistent with a promotion) in the Consultant’s position or duties (including any position or duties as a director of BCMC or EVE), responsibilities (including, without limitation, the person(s) to whom the Consultant reports, and who report to the Consultant), title or office in effect immediately prior to the Control Change, which includes any removal of the Consultant from or any failure to re-elect or re-appoint the Consultant to any such positions or offices;

                    (ii)  any failure by BCMC or EVE to maintain the Consultant’s fee, benefits, or other form of remuneration or, if relevant, to increase the Consultant’s fee, benefits, or other form of remuneration in a manner consistent (both as to frequency and as to percentage increase) with increases granted generally to BCMC’s or EVE’s other administrative personnel;

                    (iii)  BCMC or EVE relocating the Consultant to any place other than the location at which he reported for work on a regular basis immediately prior to the Control Change;

                    (iv)  BCMC or EVE taking any action to deprive the Consultant of any material fringe benefits not mentioned above and enjoyed by him immediately prior to the Control Change, or BCMC or EVE failing to increase or improve such material fringe benefits on a basis consistent with increases or improvements granted to BCMC’s or Eve’s other administrative personnel;

                    (v)  any breach by BCMC or EVE of any provision of this Agreement;

                    (vi)  the good faith determination by the Consultant that, as a result of the Control Change or any action or event thereafter, the Consultant’s status or responsibility in BCMC or EVE has been diminished or the Consultant is effectively being prevented from carrying out his duties and responsibilities as they existed immediately prior to the Control Change; or

                    (vii)  failure by BCMC or EVE to obtain, in a form satisfactory to the Consultant, an effective assumption of its obligations hereunder by any successor to BCMC or EVE, including a successor to a material portion of its business.

               (3)  “Termination Payout” for purposes of Sections (c) and (e) means:

                    (i) BCMC shall provide the Consultant with a payment equal to 24 months’ fees (based on the Consultant’s monthly fee at the time of termination) if the termination is following a Control Change or 12 months’ fee (based on the Consultant’s monthly fee at the time of termination) if the termination is as a result of any other reason except Just Cause, structured and paid in accordance with the Consultant’s instructions, subject to BCMC’s obligations under the applicable income tax legislation;

                    (ii)  EVE shall immediately provide the Consultant with a positively-worded, mutually agreeable letter of reference, over the signature of a senior member of the Management Committee, or the Chair of the Board of Directors and shall undertake that all employment inquiries regarding the Consultant shall be answered in a manner consistent with the letter of reference;

                    (iii)  BCMC shall continue the Consultant’s fringe benefit coverage for the number of months described in Section 9(a)(3)(i) hereof, or until the Consultant obtains alternate employment, whichever is earlier; and

                    (iv)  BCMC shall immediately pay to the Consultant all fees owing to the Consultant up to and including the last day of this Agreement.

               (4)  “Termination Payout” for purposes of Sections (d) and (f) means:

                    (i)  BCMC shall provide the Consultant with a payment equal to 12 months’ fees (based on the Consultant’s monthly fee at the time of the termination), structured and paid in accordance with the Consultant’s instructions, subject to BCMC’s obligations under the applicable income tax legislation;

                    (ii)  EVE shall immediately provide the Consultant with a positively-worded, mutually agreeable letter of reference, over the signature of a senior member of the Management Committee, or the Chair of the Board of Directors and shall undertake that all employment inquiries regarding the Consultant shall be answered in a manner consistent with the letter of reference;

                    (iii)  BCMC shall continue the Consultant’s fringe benefit coverage for the number of months described in Section (a)(4)(i) hereof, or until the Consultant obtains alternate employment, whichever is earlier; and

                    (iv)  BCMC shall immediately pay to the Consultant all fees (including vacation pay) owing to the Consultant up to and including the last day of this Agreement.

               (5)  “Just Cause” means:

                    (i)  any criminal act, theft, dishonesty or direct conflict of interest engaged in by the Consultant, resulting directly or indirectly in personal gain to the Consultant at BCMC’s or EVE’s expense;

                    (ii)  any offence for which the Consultant is charged and convicted under applicable securities legislation; or

                    (iii)  the refusal of the Consultant to perform the services for which he has been retained in accordance with this Agreement, but not if such refusal arises after an Event of Termination or if such refusal is as a result of Consultant’s mental or physical incapacity;

          (b)  BCMC and EVE may terminate this Agreement summarily, without notice or compensation in lieu thereof, if Just Cause as defined in Section (a)(5) exists and any share option agreements which he holds as of such date will expire upon termination.

          (c)  Subject to Section (d), if BCMC or EVE terminates this Agreement for reasons other than Just Cause, they shall forthwith provide him with the Termination Payout described in Section (a)(3), and the Consultant shall be entitled to exercise, at any time up to the earlier of:

               (1)  the close of business on the last day of the term of any share option agreement; and

               (2)  90 days after the date of termination,

all options to purchase shares in EVE which he holds as of the date on which this Agreement is terminated, regardless of any provision in any agreement with respect to the options which stipulates a different exercise date.

          (d)  Subject to BCMC’s and EVE’s obligations under applicable human rights legislation, this Agreement may be terminated by BCMC if the Consultant by reason of illness or injury shall be unable to perform the services for which he has been retained for 6 consecutive months by BCMC and giving written notice to the Consultant at the end of that 6 consecutive months period. If BCMC and EVE give written notice of termination of this Agreement to the Consultant under this section BCMC and EVE shall provide the Consultant with the Termination Payout described in Section (a)(4) and the Consultant shall be entitled to exercise at any time up to the earlier of:

               (1)  the close of business on the last day of the term of any share option agreement; and

               (2)  90 days after the date on which the Consultant receives notice of termination;

all options to purchase shares in BCMC which he holds as of the date on which BCMC receives such notice, regardless of any provision in any agreement with respect to the options which stipulates a different exercise date.

          (e)  The Consultant may elect, by notice in writing, to terminate this Agreement within 180 calendar days of the occurrence of an Event of Termination. If the Consultant notifies BCMC of such election:

               (1)  the Consultant’s obligations under this Agreement shall terminate as of the date on which BCMC receives such notice;

               (2)  BCMC shall provide the Consultant with the Termination Payout described in Section (a)(3); and

               (3)  the Consultant shall be entitled to exercise at any time up to the earlier of:

                    (i)  close of business on the last day of the term of any share option agreement; and

                    (ii)  90 days after the date on which the Consultant receives notice of termination of this Agreement,

all options to purchase shares in BCMC which he holds as of the date on which BCMC receives such notice, regardless of any provision in any agreement with respect to the options which stipulates a difference exercise date.

          (f)  If this Agreement is terminated by reason of death of the Consultant, BCMC or EVE shall provide the Consultant or his estate with the Termination Payout described in Section (a)(4) and the Consultant’s estate shall be entitled to exercise at any time up to the earlier of:

               (1)  the close of business on the last day of the term of any share option agreement; and

               (2)  one year after the date on which the Consultant receives notice of termination;

all options to purchase shares in BCMC which he holds as of the date on which BCMC receives such notice, regardless of any provision in any agreement with respect to the options which stipulates a different exercise date.

          (g)  Upon termination of this Agreement, the Consultant agrees that all files, information and documents pertaining to BCMC’s or EVE’s business shall remain property of BCMC, and shall promptly be delivered by the Consultant to BCMC’s office. No photostatic copy, duplication or reproduction of any kind whatsoever shall be made of such files, information or documents without the express written consent of BCMC.

          (h)  The monies payable or other benefits owed to Consultant hereunder shall not be reduced in any respect in the event that Consultant shall secure or shall not reasonably pursue alternative employment following termination of this Agreement.

     10.     EVE Liable for BCMC’s Obligations. Notwithstanding any other provisions hereof, in the event that Consultant becomes entitled to payment from BCMC hereunder and BCMC is unable to, or refuses to, pay Consultant all amounts owed to him, EVE hereby assumes liability for all amounts payable to Consultant hereunder and agrees to indemnify the Consultant for any such amounts owed but not paid in full, subject to any defences to such liability as may have been available to BCMC.

     11.     Notice. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if delivered in person at the address of the party first set forth above, or if mailed by certified mail to such address.

     12.     No Assignment. Consultant shall not assign this Agreement or subcontract the whole or any part of the work to be performed hereunder without prior written consent of BCMC and EVE. Costs incurred pursuant to approved subcontracts shall be billed to BCMC without markup by Consultant and reviewed and paid as provided in Section 4 (Consultant’s Fees and Expenses). All subcontractors shall comply with the terms and conditions of this Agreement, including without limitation the provisions of Sections 5 (Confidentiality), 7 (Indemnity and Insurance) and 12 (Code of Business, Ethics and Policies). Consultant shall indemnify BCMC for and hold BCMC harmless from and against any and all damage, loss or injury or liability for or claim of damage, loss or injury to persons or property caused by or resulting from any act, omission or default of any subcontractor employed by Consultant.

     13.     Governing Law and Attornment. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States applicable therein. Each party attorns to the non-exclusive jurisdiction of courts of competent jurisdiction in the State of Arizona.

     14.     Binding Effect. This Agreement shall be binding upon the parties hereto, their heirs, successors, personal representatives and assigns.

     15.     Code of Business, Ethics and Policies. Consultant agrees to perform his duty in a professional-like manner, consistent with generally accepted international mineral exploration practices, particularly with respect to the Foreign Corrupt Practices Act of the United States and, among other things, compliance with standards relating to health and safety and environmental protection codes in force within foreign countries within which Consultant is performing services under the terms of this Agreement.

     16.     Supercedes. Upon commencement of the term of this Agreement, this Agreement will replace and supercede all consulting agreements that exist between BCMC and Consultant but until the term commences, such existing consulting agreements will remain in full force and effect.

     17.     Counterparts. This Agreement is being executed simultaneously in one or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

BEAR CREEK MINING COMPANY

“Gerald Van Voorhis”

Name: Gerald D. Van Voorhis Title: Vice President

CONSULTANT

“David Volkert”

David F. Volkert

EVEOLUTION VENTURES INC.

“Catherine McLeod-Seltzer”

Name: Catherine McLeod-Seltzer Title: Director